Exhibit 99.1

ASCENDIA BRANDS, INC. ISSUES PRELIMINARY FIRST QUARTER EARNINGS INFORMATION

Hamilton, NJ – July 11, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today reported preliminary first quarter earnings information (unaudited) for the thirteen weeks ended May 26, 2007. It also announced a delay in the filing of its Quarterly Report on Form 10-Q for its first fiscal quarter. The Company requires additional time to complete the review of its results of operations for the thirteen weeks ended May 26, 2007 and the preparation of the related financial statements and Form 10-Q.

NET SALES

Consolidated net sales for the thirteen weeks ended May 26, 2007 were $42.0 million, an increase of $17.1 million (68.8%) compared to net sales of $24.8 million for the thirteen weeks ended May 27, 2006. The quarter was favorably impacted by the Company’s February 9, 2007 acquisition from Coty Inc. of the Calgon* and the healing garden brands, which contributed $16.5 million in net sales during the quarter. Excluding the impact of this acquisition, net sales increased by $0.7 million (+3%) compared to the same period in the prior year.

GROSS PROFIT

Consolidated gross profit increased to $12.4 million for the thirteen weeks ended May 26, 2007 compared to $4.7 million for the thirteen weeks ended May 26, 2006. As a percentage of net sales, consolidated gross profit was 29.5% and 18.7%, respectively, for the thirteen weeks ended May 26, 2007 and May 27, 2006. The first quarter gross margin percentage and gross margin were favorably impacted by the Company’s acquisition of the Calgon and the healing garden brands, which contributed an incremental $7.8 million to gross profit in the quarter. The gross profit for the first quarter includes a $2.2 million expense for the step-up in the value of the acquired Coty inventory as part of the purchase price allocation in accordance with SFAS 141. Excluding this step-up, the former Coty brands contributed $10.0 million to gross profit for the quarter.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses were $12.2 million for the thirteen weeks ended May 26, 2007 compared to $4.0 million for the thirteen weeks ended May 27, 2006. The increase of $8.2 million is partially attributable to factors associated with the Company’s acquisition of the Calgon and the healing garden brands in February 2007, including $2.3 million relating to the amortization of intangibles assets, $1.8 million in expense related to the transition services agreement between the Company and Coty and $1.0 million in advertising and consumer promotion. Other expenses incurred in the quarter contributing to the increase compared to prior period were executive salaries and bonuses of $1.6 million, stock compensation of $0.6 million and severance payments of $0.2 million.

OTHER INCOME (EXPENSE)

Total other expense increased from $3.5 million for the period ended May 27, 2006 to $6.0 million for the period ended May 26, 2007. Interest expense on funded debt was $7.0 million for the thirteen weeks ended May 26, 2007 compared to $2.5 million for the thirteen weeks ended May 27, 2006. This increase was due primarily to the additional debt incurred to finance the Calgon and the healing garden acquisition. Partially offsetting this increase was $1.3 million in income in the current quarter as a result of the change in fair value of the Company’s compound derivative liability.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com